Exhibit 99.(c)(2)

Mercury Air Group, Inc. SOX 404 Project February 1st, 2005 Kent Rosenthal

Sarbanes Oxley Overview Benefits of improved control over financial reporting Improved effectiveness and efficiency of internal control processes Better information for investors Enhanced investor confidence Challenges for corporate boards and management The need to devote significant time and resources to ensure compliance The need for management to evaluate and report annually on the effectiveness of internal control over financial reporting The requirement for external auditors to opine on management's assessment of the effectiveness of the internal control over financial reporting the need to assess the implications of reporting this new information to the marketplace The need for board of director and audit committee oversight of management's process, findings, and remediation efforts as management scopes and executes its Section 404 plan Changing the way Corporate America Operates

Process Contracted with the Casey Group to provide assistance in 404 project Casey Group identified six phases Phase I - Observation - Walk-Through, Discovery and Gap Analysis Phase II - Documentation, Risk Assessment, Remediation Phase III - Control Testing Phase IV - Remediation Phase V - Control Testing (second cycle) Phase VI - Remediation Contracted with Casey Group to complete Phase I Gain an understanding of the Financial and Accounting policies, procedures and processes in place Provide an overview of the project scope Gain an understanding of the Corporate and Business Unit goals and objectives Review Financial and Accounting applications and General Computer Controls, Application Level Controls, IT infrastructure, locations and staff Identify high level SOA Control Objective Gaps with current Finance and IT Operations Prepare and present a detailed project plan for subsequent phases including a cost estimate

Process Phase II - Documentation, Risk Assessment, Remediation Document financial policies, procedures and processes Perform risk assessment and produce Risk Assessment Matrix including the identification of key processes and controls to be documented and tested Develop COSO/COBIT Internal control framework Document policies, procedures and processes for all critical financial systems Update all existing IT and financial documentation for key processes and IT systems Document financial and IT process narratives and control activities Request SAS 70 reports from 3rd Party Vendors Implement new procedures ad controls (if required) Phase III - Control Testing Ensure that new control framework and policies, procedures and processes have been operating long enough for samples Request procedure, and control output samples Test all controls to ensure controls are operating effectively, document exceptions Compile results and review with key management personnel for remediation services Phase I complete, need to start on Phase II

Financial systems, IT, decentralization driving hours Phase I Results Sub-Processes Hours Lack of documented policies and procedures Multiple locations and systems increases risk and level of effort Excel spreadsheets used extensively in reporting and consolidation function IT controls/systems expertise Segregation of duties Preliminary Results Outside Costs

Sox Projected Costs External Internal Significant Resource Commitment

Common System Reduces Risk, Improves Financial Reporting Lawson Conversion Annual cost savings for conversion Reduces non-compliance risk Reduces financial reporting risk Streamlines closing process Accounting consistency Benefits Systems Accounting Systems/Convert to Lawson Also would have savings on audit fees due to lower risk. External 404 Savings Convert to Lawson

Next Steps/Recommendation Policies & Procedures Look externally for templates Update as necessary to meet needs System Conversions Continue gap analysis for converting Maytag, Excel, Hermes Mexico and Canada to Lawson Determine cost/benefit analysis Perform conversions before preparing SOX documentation SOX Phase II kick-off Currently getting hourly rates for outside consultants Number of personnel required - Project Leader with 2 additional plus IT specialist Start at Corporate and MercFuel Start date late February, early March Need Decision on Lawson